Exhibit 23.1






                          Independent Auditors' Consent


The Board of Directors

TMS, Inc.:

We consent to incorporation by reference in the registration statement (no. 333-65604) on Form S-8 of TMS, Inc. of our report dated October 11, 2002, relating to the balance sheets of TMS, Inc. as of August 31, 2002 and 2001, and the related statements of operations, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule, which report appears in the August 31, 2002, Annual Report on Form 10-KSB of TMS, Inc.







Oklahoma City, Oklahoma
November 21, 2002